Exhibit 19

SMITHFIELD FOODS, INC.
Insider Trading Policy
1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Smithfield Foods, Inc. (together with its subsidiaries, “Smithfield” or the “Company”). The Company has adopted this Policy to promote compliance by persons subject to this Policy with applicable laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information. In addition to the requirements of this Policy, persons subject to this Policy must comply with all requirements of securities laws and regulations that apply to trading in the securities of the Company. Any failure to comply with this Policy or applicable securities laws could subject persons to severe legal penalties as well as disciplinary action by the Company, up to and including termination.
2.Scope and Responsibility.
2.1Persons Subject to This Policy. This Policy applies to all directors, officers and employees of the Company. This Policy also applies to Family Members and Controlled Entities (each as defined below), in addition to any contractors and consultants who have access to material nonpublic information concerning the Company or any other company with respect to which such persons possess material nonpublic information obtained in the course of their service with the Company (including, but not limited to, the Company’s customers, suppliers, contractors and joint venture partners or other counterparties). The Company considers and adheres to the principles underlying this Policy and otherwise assesses the appropriateness of dealing in its securities at the time the Company considers issuing or repurchasing its securities.
2.2Transactions Subject to This Policy. This Policy applies to transactions in Smithfield securities, including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, bonds, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as put or call options or swaps relating to Smithfield securities. This Policy also applies to all transactions involving the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company and its predecessors (including, but not limited to, the Company’s customers, suppliers, contractors and joint venture partners or other counterparties).
2.3Individual Responsibility. Each individual subject to this Policy is responsible for making sure that such individual complies with this Policy and that any of their Family Members or Controlled Entities whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual. Any action or guidance on the part of the Company, a Compliance Officer (as defined below) or any other employee or director (pursuant to this Policy or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Compliance with this Policy is not a substitute for your compliance with applicable securities laws and regulations. Appropriate judgment should be exercised in connection with all securities trading.

3.Trading Regulations.
3.1What is “Material” Information? Information is material, whether positive or negative, if there is a substantial likelihood that a reasonable investor would consider it important in making an investment or voting decision regarding the purchase or sale of securities or other financial instruments or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security or other financial instrument. Any information that could reasonably be expected to affect the price of the security is material, including information that a material event is likely to happen in the future. While it is not possible to list all types of material information, common examples of potentially material information include:
•Earnings forecasts or unpublished financial or operating results
•Proposed stock buybacks, dividends, changes to dividend policies, stock splits or new equity/debt offerings
•News of possible or planned mergers, acquisitions, tender offers, joint ventures or purchases or sales of significant assets
•Award or cancellation of a significant project or contract
•Development of a significant new business, process, product or service
•A change in senior management or the departure of a director
•Significant bank borrowings or other financing transactions out of the ordinary course
•Status changes or material developments in significant litigation or regulatory proceedings or enforcement actions
•Cybersecurity or data security incidents
•Upcoming media reports or articles that contain material nonpublic information about the Company
Please note that a matter or event may be considered “material” for the purposes of this Policy even if the event is not required to be disclosed by the Company on a Form 8-K filing with the Securities and Exchange Commission (“SEC”). Questions about whether information or knowledge constitutes material information should be directed to the Company’s Chief Legal Officer or another individual designated by the Company’s Chief Legal Officer (each, a “Compliance Officer”). Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. A good rule of thumb: When in doubt, do not trade.
3.2What is “Nonpublic” Information? Information is nonpublic if it is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or a filing with the SEC) and the investing public has had time to absorb the information fully. For purposes of securities trading, information is generally considered nonpublic until the end of the first full trading day after the information is released. For example, if the information is released pre-market on Tuesday, the information will be considered public when the market opens on Wednesday, but if the information is released after market close on a Tuesday, the information will be considered public when the market opens on Thursday.
3.3Prohibited Transactions. If you are aware of material nonpublic information, you are subject to the following obligations and may not assist another to engage in the following:
You may not purchase, sell, gift or otherwise transact in any of the securities of Smithfield or any other company about which you are aware of material nonpublic information (including, but not limited to, WH Group Limited (“WHG”) and its affiliates and subsidiaries and companies with which Smithfield has a commercial or other business relationship) that was obtained in the course of your service with the Company or its predecessors, either for your own account or a third-party account, regardless of whether the material nonpublic information would be the basis of the trade.
3.3.1This restriction does not apply to the vesting or settlement of (a) restricted stock units, performance stock units or other awards or the vesting or exercise of stock options, in each case, granted under the Company’s equity incentive plans and arrangements (“Awards”), (b) a decision to defer the settlement of an Award, or (c) the exercise of a tax withholding right pursuant to which you elect to have Smithfield shares withheld to satisfy tax withholding requirements resulting from the vesting or settlement of Awards. However, you may not sell any Smithfield shares acquired upon the vesting or settlement of Awards (including a sale as part of a broker-assisted cashless exercise of an option) except in compliance with this Policy. This Policy does not apply to any purchases of Smithfield securities resulting from your periodic wage withholding contributions which are used to purchase Smithfield securities pursuant to your advance instructions under a Company employee stock purchase plan (an “ESPP”), but it does apply to your election to participate in, or any alteration of your instructions under, such ESPP and sales of Smithfield securities purchased pursuant to such ESPP.
3.3.2You may not give or provide material nonpublic information to anyone, other than for legitimate corporate purposes.
3.3.3Likewise, you are not permitted to recommend to another person (“tip”) the purchase, sale or holding of securities on the basis of material nonpublic information, or to induce another person to do so in any other way. A tipper may also be liable for improper transactions by tippees to whom they have tipped material nonpublic information. Tippers and tippees would be subject to the same penalties and sanctions, and large penalties have been imposed even when the tipper or tippee did not profit from the trading.
3.3.4If you are aware of material nonpublic information when your employment or other relationship with the Company terminates, you will continue to be subject to the restrictions in this Section 3.3 until that information has become public or is no longer material.
3.4Transactions by Family Members and Others. This Policy applies to anyone who resides with you and any person who does not live in your household but whose transactions in Smithfield securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Smithfield securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Smithfield securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
3.5Transactions by Entities that You Influence or Control. Subject to Section 3.8.6, this Policy applies to any entities that you influence or control, including but not limited to, any corporations, partnerships, investment funds, retirement plans and trusts (collectively referred to as “Controlled Entities”). Subject to Section 3.8.6, transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
3.6Blackout Periods. In order to avoid even an unintentional violation – or the mere appearance of a violation – of applicable securities laws and regulations, the following limitations on trading in Smithfield securities also apply:
3.6.1Quarterly Blackout Periods. If your position in the Company is listed on the attached Schedule 1, then neither you nor your Family Members or Controlled Entities may purchase or sell Smithfield securities during the period beginning two weeks before the end of each fiscal quarter and ending after the end of the first full trading day following the release of the Company’s earnings for that quarter. For example, if the earnings are released pre-market on Tuesday, the blackout period will end when the market opens on Wednesday, but if earnings are released after market close on a Tuesday, the blackout period will end when the market opens on Thursday.
3.6.2Event-Specific Blackout Periods. From time to time, an event or potential event may arise that is material to the Company and is known by a limited number of directors, executives and other employees. So long as the event or potential event remains material and nonpublic, the persons who are aware of the event or potential event, and others that a Compliance Officer may designate, as well as their Family Members and Controlled Entities, may not purchase or sell Smithfield securities. When such event-specific blackout period occurs, those subject to it will be notified by the Company. The existence of an event-specific blackout period will not otherwise be announced, and those subject to it or otherwise aware of it should not disclose it to others. Any failure of the Company to designate a person as being subject to an event-specific blackout period or to notify a person of such designation will not relieve that person of the obligation not to purchase or sell while aware of material nonpublic information.
3.6.3No Safe Harbor. The existence of blackout periods should not be considered a safe harbor for trading during other periods and does not constitute a legal right to trade in the Company’s securities in periods outside of any applicable blackout period.
3.7Pre-Clearance. Persons in the “Pre-Clearance Group” may not engage in any transaction involving Smithfield securities (including a stock plan transaction such as an option exercise or a gift, loan, contribution to a trust or any other transfer) without first obtaining preclearance of the transaction from a Compliance Officer. The Pre-Clearance Group consists of (a) members of the Board of Directors of the Company; (b) persons designated as “executive officers;” (c) persons designated by Chief Legal Officer of the Company and notified in writing from time to time as members of the Pre-Clearance Group who, by virtue of their position, are likely to have access to material nonpublic information about the Company and (d) such persons’ Family Members and Controlled Entities. The Chief Legal Officer of the Company has the sole discretion to decide whether to clear transactions by any other Compliance Officer or the Chief Executive Officer or other persons or entities subject to this Policy as a result of their relationship with them. In the event the Company’s Chief Legal Officer desires to obtain pre-

clearance of a transaction, the Chief Financial Officer or his or her designee will serve as the Compliance Officer for that pre-clearance. The Chief Financial Officer has the sole discretion to decide whether to clear transactions by the Company’s Chief Legal Officer or any other person or entity that is subject to this Policy as a result of his, her or its relationship with the Company’s Chief Legal Officer. A request for pre-clearance should be submitted to a Compliance Officer at least two business days in advance of the proposed transaction, providing information on the identity of the person requesting pre-clearance, the type of proposed transaction, the proposed date of the transaction and the number of shares or other securities to be involved. Clearance of a transaction is valid only for a five business-day period. If the transaction order is not placed within that five business-day period, clearance of the transaction must be requested again. Any person who has requested pre-clearance may not disclose the approval or denial of the request to any other person, except if such pre-clearance relates to a Controlled Entity, approval or denial may be disclosed to such Controlled Entity’s shareholders, partners, representatives and advisors, including legal counsel.
None of the Company, the Compliance Officers or any other Company personnel will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section 3.7. Notwithstanding any pre-clearance of a transaction pursuant to this Section 3.7, none of the Company, the Compliance Officers or any other Company personnel assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
3.8Additional Guidance. The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in speculative transactions in Smithfield securities or in other transactions in Smithfield securities that may lead to inadvertent violations of the insider trading laws. Accordingly, the Company has adopted the following policies regarding certain transactions involving Smithfield securities:
3.8.1Short Sales. Short sales of Smithfield securities evidence an expectation on the part of the seller that the securities will decline in value and may signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Smithfield securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales.
3.8.2Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Smithfield securities and therefore creates the appearance that you are trading based on material nonpublic information. Transactions in options may also focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions involving Smithfield securities in puts, calls and other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. The foregoing does not apply to any options or other derivative securities that are granted to you by the Company or its affiliates as compensation.
3.8.3Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You are prohibited from holding Smithfield securities in a margin account or pledging Smithfield securities as collateral for a loan because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Smithfield securities by this Policy.

3.8.4Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited from engaging in such transactions with Smithfield securities.
3.8.5Frequent Trading. Speculation in Smithfield securities raises the appearance that trading may be motivated by material nonpublic information. Consequently, frequent trading in and out of Smithfield securities is strongly discouraged.
3.8.6WHG. Notwithstanding anything to the contrary in this Policy, the prohibitions in Section 3.8.3 and 3.8.4 shall not apply to WHG or its subsidiaries, nor shall any actions by WHG or any of its subsidiaries which would otherwise be prohibited by Section 3.8.3 or 3.8.4 be attributable to any individual subject to this Policy who may influence or control WHG or any of its subsidiaries.
4.Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a written plan for transactions in Smithfield securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Smithfield securities may be purchased or sold under the plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-l Plan must be pre-cleared by a Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Trading Plans,” which is included herein as Exhibit A to this Policy.
5.In general, a Rule 10b5-l Plan must be entered into in good faith outside of a blackout period and at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade and must act in good faith with respect to the plan. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
6.Compliance with Section 16 of the Exchange Act.
6.1Obligations under Section 16. Section 16 of the Exchange Act and the related rules and regulations set forth (i) reporting obligations, (ii) disgorgement of profits on “short-swing” transactions and (iii) prohibitions on short sales and other transactions applicable to directors, officers and any person who beneficially owns 10% or more of the Company’s outstanding common stock. The Company has provided, or will provide, memoranda and other materials addressing these matters.
6.2Notification Requirements to Facilitate Section 16 Reporting. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that such reporting person’s broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding such reporting person’s transactions involving Smithfield securities, including gifts, transfers, pledges and transactions pursuant to a Rule 10b5-1 Trading

Plan, both prior to (to confirm compliance with pre-clearance procedures, as applicable) and promptly following execution.
6.3Personal Responsibility. The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
7.Further Guidance. Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you should obtain additional guidance from a Compliance Officer. Actions taken by the Company, the Compliance Officers or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or applicable laws and regulations relating to trading in securities.
8.Interpretation and Implementation of This Policy. The Company’s Chief Legal Officer shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of this Policy as authorized by the Company’s Chief Legal Officer may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Additional Resources
Exhibit A – Guidelines for Rule 10b5-1 Trading Plans

Effective as of January 29, 2025

Schedule 1
•All members of the Company’s Board of Directors
•All members of the Pre-Clearance Group, including all “executive officers”
•Any other officer position reporting to the Chief Executive Officer
•All Senior Vice President level positions or above
•Any Board-appointed officer of Smithfield Foods, Inc.
•All members of the Disclosure Committee
•All employees within the Company’s Investor Relations Department
•Members of the Finance Department who are directly involved in preparing the Company’s financial statements as designated by the Controller/CFO
•Any other employee that the Company’s Chief Legal Officer may designate for purposes of this Policy

Exhibit A
SMITHFIELD FOODS, INC.
(the “Company”)

Guidelines for Rule 10b5-1 Trading Plans

These Guidelines for Rule 10b5-1 Trading Plans should be read in conjunction with the Company’s Insider Trading Policy (the “Insider Trading Policy”). Specifically, Section 4 of the Insider Trading Policy provides that transactions made pursuant to an approved Trading Plan (as defined below) will not be subject to the trading windows, retirement plan blackout periods or pre-clearance procedures set forth in the Insider Trading Policy. Terms used in these Guidelines for Rule 10b5-1 Trading Plans and not otherwise defined have the meanings set forth in the Insider Trading Policy.
Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.
The Company allows Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by a Compliance Officer. A Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.
All Trading Plans adopted, and any amendment to, modification of, or termination of a Trading Plan, must comply with Rule 10b5-1 and must meet the following minimum conditions:
1.Trading Plan Requirements.
a.Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by a Compliance Officer prior to its effectiveness. To facilitate the approval, any adoption of a Rule 10b5-l Plan must be submitted for pre-clearance at least five business days prior to the entry into the Rule 10b5-l Plan. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.
b.Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider Trading Policy;

and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Except with the prior written approval of a Compliance Officer, each Trading Plan entered into by any Insider of the Company must be structured to remain in place for at least one year; provided however, a Trading Plan may be less than one year in duration if the plan solely covers either (a) stock options expiring within one year or (b) selling of a portion of the shares upon vesting of restricted stock units in order to primarily cover estimated applicable tax liability. Except with the prior written approval of a Compliance Officer, each Trading Plan entered into by any Insider must be structured to remain in place no longer than two years after the effective date of such plan.
c.Timing of Plan Amendment and Modification; Termination of Plans. Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of a Compliance Officer. Trading Plans may be terminated only; (a) when the Insider does not possess material nonpublic information about the Company; and (b) with the written approval of a Compliance Officer. Any modification and/or termination of a plan must be submitted for pre-clearance at least five business days prior to the modification or termination of the plan.
Executive officers and directors of the Company are advised that any adoption, material modification or termination of a Trading Plan will be reported by the Company at its next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, filed with the Securities and Exchange Commission; such filing will include the details of such Trading Plan (other than pricing information).
d.Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade.
For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s Board of Directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until the later of (i) the 91st day after adoption, amendment or modification of the plan and (ii) the third business day following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.
For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until 31 days following the adoption, amendment or modification of the Trading Plan, as applicable.
e.Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.
g.Only One Plan in Effect at Any Time. Unless otherwise approved by a Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of these Guidelines. In addition, an Insider may have in place an additional Trading Plan in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.

h.Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.
i.Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.
j.Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.Broker Obligation to Provide Notice of Trades. For executive officers and members of the Board of Directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.
l.Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act (e.g, filings required by Section 16 of the Exchange Act), as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.
m.Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.
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